Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 11, 2026, with respect to the consolidated financial statements of Foley Products Company, LLC and subsidiary, included in the Current Report on Form 8-K/A of Commercial Metals Company, dated February 19, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Commercial Metals Company on Forms S-8 File No. 333-282775, File No. 333-186974 and File No. 333-164603.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

February 19, 2026